Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

La Jolla Pharmaceutical Company
San Diego, California

We consent to the incorporation by reference in Registration Statements (No. 333-214721), (No. 333-221198) and (333-227818) on Form S-3 and (No. 333-184909), (No. 333-193016), (No. 333-207212), (No. 333-214722), (No.333-221197) and (No. 333-227819) on Form S-8 of La Jolla Pharmaceutical Company of our reports dated March 4, 2019, relating to the consolidated financial statements and effectiveness of internal control over financial reporting of La Jolla Pharmaceutical appearing in this Annual Report on Form 10-K of La Jolla Pharmaceutical Company for the year ended December 31, 2018.

/s/ SQUAR MILNER LLP

March 4, 2019
San Diego, California